RENTAL CONTRACT

Leaser:  ShenZhen HuaQiao City real estate Limited.
         Address: 21th and 22th floor HanTang Building
                  HuaQiao City XingLong St.
                  ShenZhen
         Tel: 26936000              26911826

Renter:  ShenZhen City ChuangLi Power Company
         Address:


         Tel:  82995658    13312922960
         ID Number/Business License Number:


Whereas {{ShenZhen Economic Zone Rental Regulation}} and its detailed clauses, Whereas both parties'(leaser and renter) settlement, result this contract with clauses below.

Clause 1 Leaser will lease its property to Renter. This rental property is located at:

            NorthEast A-3, Building 302
            DongDu industrial zone
            YuShan Area, HuaQiaoCheng
            ShenZhen

            The total size of this rental property is 1165 square feet.

Clause 2 Renter will rent this property from September 21th, 2003 to September 20th, 2006. The total duration is 24 months.


Clause 3 Renter rents this property on factory premises purpose only and all activities at this property should also fulfill country's fire safety regulations. In addition, renter shall obtained some necessary legal documentations from Chinese legal authorities and Leaser's approving if renter use this property on any other purpose.

Clause 4 Renter shall pay Leaser nineteen thousand seven hundred and 5 Yen each month for this rental property, and such transaction shall be done before 5th day of every month.

Clause 5 By signing this contract, Renter shall pay for the deposit with the total of thirty nine thousand six hundred and ten Yen. Leaser shall give Renter a receipt for the deposit. After the ending date of this contract, Leaser shall return the deposit back to Renter.


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Clause 6    Within 10 days since the date Leaser receives the deposit from
            Renter, Leaser shall release the property to Renter. If Leaser cannot releaser the property on time, Renter can ask for extension for this contract, and it also shall stated on written notice and shall sign by both parties.

            At the time of property releasing both parties shall confirm property conditions (such as door, windows, ground, etc...). All the confirmations have to be in the written notice, as well as the date of property releasing.

Clause 7 All Renter's activities at this rental property have to be as it is on clause 3.

Clause 8 Any structure damage discovered during the use of rental property, Renter shall contact Leaser and prevent further damage. Leaser shall start repairing within 20 days since the date it receives Renter's notice of structure damage. If Leaser refuses the repairing, Renter can refer to legal rental regulation authorities and get the repairing done, and all those costs shall be paid by Leaser. During the mean time, Renter shall also obtain its obligation to pay the rent on time.

Clause 9 During the leasing period, Leaser shall have obligation to pay all the necessary taxations and bank payment and interest for this rental property, and Renter shall pay for all other relative management expenditures (exclude utilities expense).

Clause 10   At the time of property releasing, Leaser shall insure all the structure and equipment within this rental property shall fulfill requirements of certain related legal regulations. Renter also has the obligation to maintain the structure and equipments and prevent them from damage. When the contract is ended, Renter shall return property to Leaser and guarantee the property is as it was, Leaser shall also settle and end all the cost of rent and necessary expenditures for Renter.

Clause 11   During the leasing period, Renter shall pay all the damages of this rental property if they are done by Renter. If Renter refuses to pay for the repairing, Leaser can refer to legal rental regulation authorities and get the repairing done, and all those costs shall be paid by Renter.

Clause 12   During the leasing period, Renter shall not restructure or remodel the rental property, unless it is approved by Leaser and the plan of restructuring or remodeling shall also be approved by legal authority. Both parties may negotiate this clause in detail and sign otherwise.

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Clause 13   During the effective period, if the Renter has to do any
            restoration, he/she must get approval from the Leaser and the fire department. After the restoration, the site must be inspected by the Leaser and the fire department in order to be used. The Renter must understand that the Leaser is not responsible for all the restoration expenses or payment during the lease period.

Clause 14   The Leaser has all the advertising right and the management right.
            If the Renter needs to install or put up any advertising signboard or notice board, he/she must get the approval from the Leaser, and follow the regulations while installing them.

Clause 15   During the lease period, the Renter must follow all regulations by the government and fire department. If for any reasons the Renter is not able to proceed his/her business due to the violation of the regulations, the Renter bear all the responsibility and still need to pay the rental and related expenses.

Clause 16   The Renter must get the approval from the Leaser if he/she wants to sublet the property. If the Leaser approves, the Renter has to complete the application process, and the sublease period must not be later than the original lease period. The Renter must also guarantee that the sub Renter will not again sub the lease to another party.

Clause 17   During the lease period, if the Leaser wants to sell the whole or part of the property to another party, the Leaser must inform the Renter a month before. The Renter has the initiative right of buying the property. The Leaser has to guarantee that the buyer of the property must carry out the initial contract agreement.

Clause 18   During the lease period, the lease will be terminated automatically if any of the following situations happens:

            (1) The contract agreements cannot be carried out due to any unsolved problems or accidents.

            (2) The property need to be tore down by the government for other purposes.

Clause 19   The Leaser has the right to terminate the lease and be paid the loss by the Renter if the following situations happen:

            (1)   The Renter owes the rental more than 2 months

            (2)   The Renter owes the utilities for more than 2 months.

            (3) The Renter sublet the property to other party without the approval of the Leaser.

      If any of the above situations happen, the Leaser has the right to terminate the lease by informing the Renter in a written form letter to move out the property. The Renter must pay all the expenses owed before he/she move out. The Leaser has the right to keep the deposits as the compensation of breaking the contract.


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Clause 20   The Renter has the right to terminate the lease and be paid the loss by the Leaser if the following situations happen:

            (1) The Leaser delays the releasing of the property more than 30 days.

            (2) The Leaser violates the Clause 7 of this agreement contract, and the Renter is unable to start the usage of the property.

            (3) The Leaser violates the Clause 8 of this agreement contract, which the Leaser refuses to restore or pay the restoration expenses, and the Renter is unable to start the usage of the property.

            (4) The Leaser restores, redecorates, or expands the lease property without notifying and approval by the Renter.

            If any of the above situations happen, the Renter has the right to terminate the lease by informing the Leaser in a written form letter and move out of the property. The Renter has the right to ask for the deposits paid and other prepaid expenses.

            If the Renter terminate the lease due to other reasons not listed above, the Renter has to pay the Leaser the equal amount of deposits as compensation fees, and the Leaser has the right to keep the deposits as the compensation fees.

Clause 21   If the Renter wants to renew the lease, he/she must request the lease renewal 2 months before the original lease is expired. The
            Renter has the initiative right to renew the current lease. A new lease should be signed for the renewal of the current lease.

Clause 22   When the lease is expired, the Renter has to move out the property within 5 days, and the rental is accounted till the day when the Renter moves out. If the Renter refuses to move out or return the property, the Leaser has the right to cut off the utilities supply and sue the Renter through authorities. The Renter must move out on time and leave nothing in the property. If there are items left in the property, they are considered to be the property of the Leaser.

Clause 23   If the Renter delays the rental payment, he/she has to pay a late fee to the Leaser. The late fee is accounted by the number of days delay times 0.05% of the rental. If the Renter delay the payment more than 30 days, the Leaser has the right to cut off the utilities supply, and do not have to bear the responsibility. Clause 24 The
            Renter has to go to Shenzhen HuaQiao City Real Estate Limited
            Company to pay the rental or process any bank payment application.
            The Renter has to ask for receipt of the rental payment within 3 months after the payment. If the Renter does not ask for the receipt or lost the receipt, he/she has to bear the responsibility.

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Clause 25   The Leaser is responsible for the electricity voltage supplies
            (everything before the power switch, not including the power switch) and maintenance. If the Renter need a voltage change or specific request, he/she must ask HuaQiao City Water and Electricity Utility Company to install the required equipments. All expenses including the maintenance fees, and application fees are paid by the Renter.

Clause 26   (Clause 26 was skipped)

Clause 27   Each party shall pay for the lost of counterparty for not carrying out the agreement.

Clause 28   Any addition or deletion to this contract, both parties shall attach this to attachment page, such page also has the legal prospect as those in clauses above.

Clause 29   Any conflict or dispute resulted between both parties by this contract, it shall be solve via negotiation. If any dispute that cannot be solved by negotiation, it shall bring up tot local court house for arbitration.

Clause 30   This contract has 6 copies, two for each party, and two for local court house in case of any litigation.

Clause 31   This contract is immediately effective since the date it's signed by both parties.